Exhibit 4(b)16

FROM:	Bank Hapoalim B.M.

TO:	Lumenis Ltd.

DATE:	June 17, 2009

Dear Sirs,

1.	We refer to the Restructuring Agreement dated September 30, 2006, as amended, made between Bank Hapoalim B.M. (the “Bank”) and Lumenis Ltd. (the “Borrower”) (the “Restructuring Agreement”). Terms defined in the Restructuring Agreement shall have the same meanings when used in this letter.

2.	We hereby confirm that the Borrower has requested the Bank to agree to a waiver of compliance with the financial covenants under Section 13.25 of the Restructuring Agreement with respect only to the Quarter ended on March 31, 2009.

3.	We hereby grant the waiver requested in Section 2 above.

4.	For the avoidance of doubt, except for the waiver specifically set forth in section 2 above, the Bank is not making any other waivers of or amendments to any other provisions of the Restructuring Agreement or of any of the schedules thereto. Save as expressly waived and agreed to by the Bank in this letter agreement, the Restructuring Agreement and the schedules thereto shall remain unaltered and in full force and effect.

5.	This letter agreement shall constitute a Finance Document.

Yours faithfully, /s/ Rachel Arbel /s/ Gil Barzilay —————————————— BANK HAPOALIM B.M. By: Rachel Arbel Gil Barzilay

We hereby confirm and agree to the above:

/s/ Aviram Steinhart /s/ Dov Ofer —————————————— LUMENIS LTD.